UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): December 11, 2008

FORTUNE INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

INDIANA
(State of incorporation or organization)

0-19049
(Commission file number)

20-2803889
(I.R.S. Employer
Identification No.)

6402 CORPORATE DRIVE
INDIANAPOLIS, INDIANA 46278
(Address of principal executive offices)

(317) 532-1374
(Registrant’s Telephone Number,
Including Area Code)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

On December 11, 2008, Fortune Industries, Inc., an Indiana Corporation (the Company) entered into new employment agreements with John F. Fisbeck, CEO and P. Andrew Rayl, COO. On the same date, the Company terminated its existing agreements with both parties. Mr. Fisbeck’s salary was reduced from $600,000 annually to $300,000 annually, and Mr. Rayl’s salary was reduced from $180,000 annually to $100,000 annually. Per the terms of the new agreements, Mr. Fisbeck and Mr. Rayl will vest in 200,000 shares of the Company common stock effective December 11, 2008, that were originally issued as restricted shares in their prior employment agreements. No other terms of the employment agreements were changed.

ITEM 1.02. Termination of a Material Definitive Agreement.

On December 11, 2008, the Company terminated its employment agreements with its CEO and COO. The disclosure set forth under Item 1.01 is incorporated herein by reference to this Item 1.02.

On December 11, 2008, the Company terminated its Building Lease for its corporate headquarters effective November 30, 2008. The Lessor of the property was a related party entity, Fisbeck-Fortune Development, LLC, to whom the Company sold a portion of its assets, as reported in the Company’s Current Report on Form 8-K on December 15, 2008. The lease had a term extending through February 2017 at a monthly rate of One Hundred Eleven Thousand Dollars ($111,000.00). No early termination penalties were incurred by the Company. The Company anticipates entering into a new agreement for its corporate requirements which the Company anticipates will cost approximately Five Thousand Dollars ($5,000.00) per month, although no formal agreement is in place to date.

Item 9.01. Financial Statements and Exhibits.

None.

Signatures.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FORTUNE INDUSTRIES, INC.

Date: December 17, 2008                                                                             By: /s/ John F. Fisbeck
                                                                                                                    John F. Fisbeck

                                                                                                                    Chief Executive Officer